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                                  EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of
Tescorp, Inc.


We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-94718) and Form S-8 for the Tescorp, Inc. 1991 Incentive Plan, dated March 20, 1991, of our report dated June 3, 1997, relating to the consolidated balance sheets of Tescorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-KSB of Tescorp, Inc.

Austin, Texas
June 20, 1997                                               KPMG PEAT MARWICK
LLP